Exhibit 3.4

TYCO HEALTHCARE GROUP S.A.

Société anonyme

Capital social :  USD 50.000
Siège social :  17, boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg

CONSTITUTION DE SOCIÉTÉ DU 20 DECEMBRE 2006

NUMERO

In the year two thousand and six, on the twentieth day of December.

Before Maître Henri Hellinckx, notary, residing in Mersch, Grand-Duchy of Luxembourg.

There appeared:

Tyco International Group S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 17, boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg and being registered with the Luxembourg Trade and Companies Register under the number B 63.939;

hereby represented by Marc Feider, lawyer, professionally residing in Luxembourg, by virtue of a proxy given in Luxembourg on 18 December 2006.

The said proxy, after having been signed ne varietur by the proxyholder acting on behalf of the appearing party and the undersigned notary, shall remain attached to the present deed, to be filed with such deed with the registration authorities.

Such appearing party, in the capacity in which it acts, has requested the undersigned notary to record as follows the articles of association of a public limited liability company (société anonyme) which is hereby incorporated, as follows:

CHAPTER I - NAME - REGISTERED OFFICE - DURATION - OBJECT

Article 1. - Name

1.1.          There exists a société anonyme (public limited liability company) under the name of TYCO HEALTHCARE GROUP S.A. (the Company) which is governed by the laws of the Grand-Duchy of Luxembourg and particularly by the law of 10 August 1915 on commercial companies, as amended (the Law) as well as by the present articles of association (the Articles).

1.2.          Any reference to shareholders in the Articles shall be a reference to one (1) shareholder only as long as the Company shall have one (1) shareholder.

Article 2. - Registered Office

2.1.          The registered office of the Company is established in Luxembourg.  It may be transferred within the boundaries of the municipality by a resolution of the board of directors of the Company (the Board of Directors).  It may be transferred to any other place within the Grand-Duchy of Luxembourg by a resolution of the general meeting of shareholders of the Company (the General Meeting), deliberating in the manner provided for amendments to the Articles.

2.2.          The Company may have offices and branches (whether or not permanent establishments), both in the Grand-Duchy of Luxembourg and abroad.

2.3.          If extraordinary political or economic events occur or are imminent, which might interfere with the normal activities of the registered office, or with easy communication between the registered office and abroad, the registered office shall be declared to have been transferred abroad provisionally, until the complete cessation of such extraordinary events.  Such provisional transfer shall have no effect on the nationality of the Company.  Such declaration of the transfer of the registered office shall be made and brought to the attention of third parties by the corporate body of the Company which is best situated for this purpose under such circumstances.

Article 3. - Duration

3.1.          The Company is formed for an unlimited duration.

Article 4. - Corporate Objects

4.1.          The Company may carry out all transactions pertaining directly or indirectly to the acquisition of participations in any company, partnership or other entity in any form whatsoever, and the administration, management, control and development of those participations, as well as the entry into joint ventures of a corporate or contractual form.

4.2.          The Company may establish, manage, develop and dispose of its assets as they may be composed from time to time and namely but not limited to its portfolio of securities, participations and intellectual property rights (including but not limited to patents and trademarks) of whatever origin, participate in the creation, development and control of any enterprise, acquire securities, participations and intellectual property rights (including but not limited to patents and trademarks) by way of investment, subscription, underwriting or option, further such securities, participations and intellectual property rights, and realize them by way of sale, transfer, exchange or otherwise.

4.3.          The Company may hold a portfolio of receivables and participations which it may fund by obtaining finance from intra-group or third-party sources.  It may grant any assistance including financial assistance, loans, advances or guarantees to or for the benefit of companies in which the Company has a direct or indirect participation, including but not limited to subsidiaries and/or affiliates of the Company, group companies and any other enterprise with which the Company has any business relationship.

4.4.          The Company may carry out any industrial, commercial or financial activity which directly or indirectly favours the realisation of its objects, take any measure and carry out any operation, including, without limitation, commercial, financial and real estate transactions which it may deem necessary or useful for the accomplishment and development of its objects.

4.5.          The Company may borrow in any form and proceed to the issue of bonds (including for the avoidance of any doubt profit participating bonds, convertible bonds and exchangeable bonds) and any other financial or debt instruments both in public and private placements, in registered or bearer form, with any denomination and payable in any currencies.

CHAPTER II - SHARE CAPITAL - SHARES

Article 5. - Share Capital

5.1.          The subscribed capital of the Company is fixed at fifty thousand United States Dollars (USD 50,000.-) represented by ten thousand (10,000) ordinary shares with a par value of five United States Dollars (USD 5.-) each (the Shares).  The Shares are divided into one hundred (100) Class A Shares (the Base Shares) with a par value of five United States Dollars (USD 5.-) each, one thousand one hundred (1,100) class B shares (the Class B Shares) with a par value of five United States Dollars (USD 5.-) each, one thousand one hundred (1,100) class C shares (the Class C Shares) with a par value of five United States Dollars (USD 5.-) each, one thousand one hundred (1,100) class D shares (the Class D Shares) with a par value of five United States Dollars (USD 5.-) each, one thousand one hundred (1,100) class E shares (the Class E Shares) with a par value of five United States Dollars (USD 5.-) each, one thousand one hundred (1,100) class F shares (the Class F Shares) with a par value of five United States Dollars (USD 5.-) each, one thousand one hundred (1,100) class G shares (the Class G Shares) with a par value of five United States Dollars (USD 5.-) each, one thousand one hundred (1,100) class H shares (the Class H Shares) with a par value of five United States Dollars (USD 5.-) each, one thousand one hundred (1,100) class I shares (the Class I Shares) with a par value of five United States Dollars (USD 5.-) each and one thousand one hundred (1,100) class J shares (the Class J Shares, and together with the Class B Shares, the Class C Shares, the Class D Shares, the Class E Shares, the Class F Shares, the Class G Shares, the Class H Shares, the Class I Shares and the Class J Shares, the Added Shares) with a par value of five United States Dollars (USD 5.-) each.

5.2.          The Shares represent in aggregate 100% of the net book value of the Company (the NBV).

5.2.1.       The Base Value of one Base Share shall be equal to .01% of NBV (or .0001 x NBV), a dollar amount which shall be recorded in the Company’s annual account.  On the date of issue of the Shares (the Issue Date), the aggregate nominal value and the aggregate Base Value of the Base Shares is USD 500.- and 1% of NBV, respectively.

5.2.2.       The Base Value of one Added Share shall be equal to .01% of NBV (or .0001 x NBV), a dollar amount which shall be recorded in the Company’s annual account.  On the Issue Date, the aggregate nominal value and the aggregate Base Value of the Added Shares is USD 49,500.- and 99% of NBV, respectively, for all nine classes of Added Shares.

5.3.          The Shares shall constitute separate classes of shares in the Company, but shall rank pari passu in all respects and be identical in all respects, have equal voting, dividend and liquidation rights, subject to any contrary provisions set out in the Articles.

5.4.          The following terms and conditions shall apply to the Shares:

5.4.1.       Dividends

5.4.1.1.                    Each Base Share entitles its owner to a portion in the profits, if any, of the Company in the following proportion at the time of the dividend declaration: (Base Value of Base Share) divided by (sum of Base Values for all remaining outstanding Base Shares and Added Shares).

Each Added Share entitles its owner to a portion in the profits, if any, of the Company in the following proportion at the time of the dividend declaration: (Base Value of Added Share) divided by (sum of Base Value for all remaining outstanding Base Shares and Added Shares).

5.4.1.2.                    Dividends may be paid in cash with in kind assets or with non-cash assets.

5.4.2.       Liquidation and Partial Liquidation

5.4.2.1.                    Upon a liquidation of the Company, holders of all the then outstanding Share classes will rank pari passu amongst each other with respect to the liquidation proceeds, if any.

5.4.2.2.                    Upon a partial liquidation of the Company only those partial liquidation proceeds applicable to the Shares being the object of the partial liquidation will be paid to their holders.

5.4.2.3.                    Upon a liquidation or a partial liquidation of the Company the respective values of the Base Shares and the Added Shares will be determined in accordance with the principles set out in articles 5.2 and 5.4.1 of the Articles.

5.4.3.       Right of First Refusal

The Company shall have the right of first refusal on any transfer by any holder of its Shares.

5.4.4.       Preferential Subscription Rights

The holders of Shares shall dispose of a preferential subscription right in respect of shares of the same class as the Shares held by them.

The issuance of any additional Shares shall be resolved upon in a general meeting of shareholders whereby at least one half of the share capital will have to be present or represented and two-thirds of affirmative votes will have to be expressed by the shareholders present or represented at the meeting.

5.5.          The subscribed capital of the Company may be increased or reduced by a decision of the General Meeting, deliberating in the manner provided for in amendments to the Articles.

Article 6. - Shares

6.1.          The Shares may be evidenced, at the shareholder’s option, in certificates representing single Shares or in certificates representing two or more Shares.

The Shares may be issued in registered or bearer form, at the shareholder’s option.

6.2.          A register of Shares in registered form will be kept at the registered office of the Company, where it will be available for inspection by any shareholder.  Ownership of Shares will be established by an entry in this register.  Certificates of these entries will be signed by the chairman of the Board of Directors (the Chairman) and one other director.

6.3.          The Company will recognise only one holder per Share.  In case a Share is held by more than one person, the Company has the right to suspend the exercise of all rights attached to that Share until one person has been appointed as sole owner in relation to the Company.  The same rule shall apply in the case of conflict between an usufruct holder (usufruitier) and a bare owner (nu-propriétaire) or between a pledgor and a pledgee.

6.4.          Unpaid amounts, if any, on issued and outstanding Shares may be called at any time at the discretion of the Board of Directors, provided however that calls shall be made on all the Shares in the same proportion and at the same time.  Any sum, the payment of which is in arrears, automatically attracts interest in favour of the Company at the rate of ten (10) per cent per year calculated from the date when payment was due.

6.5.          The Company may redeem its own Shares within the limits set forth by the relevant provisions of the Law, and in particular articles 49-2 to 49-7 thereof.

CHAPTER III - MANAGEMENT

Article 7. - Appointment and Dismissal of Directors

7.1.          For so long as the Company has only one shareholder, the Company may be managed by a Board of Directors of one (1), two (2) or several member(s).  In case of plurality of shareholders, the Company shall be managed by a Board of Directors of at least three (3) members.  The director(s) of the Company, either shareholder(s) or not, are appointed for a term which may not exceed six (6) years, by a General Meeting.  The director(s) may be dismissed at any time and at the sole discretion of a General Meeting.

7.2.          The number of directors and their term of office shall, subject to the terms of article 7.1 hereof, be set by a General Meeting.

7.3.          When a legal entity is appointed as a director of the Company (the Legal Entity), the Legal Entity shall designate a permanent representative in order to accomplish this task in its name and on its behalf (the Representative).  The Representative is subject to the same conditions and obligations, and incurs the same liability as if he was performing this task on his own behalf, without prejudice to the joint liability of the Legal Entity.  The Legal Entity cannot revoke the Representative unless it simultaneously appoints a new permanent representative.

7.4.          Retiring members of the Board of Directors are eligible for re-election.

7.5.          In the event of a vacancy on the Board of Directors because of death, retirement or otherwise, the remaining directors may meet and elect by majority vote a director to fill such vacancy, which decision has to be ratified by the next General Meeting.

Article 8. - Meetings of the Board of Directors

8.1.          The Board of Directors will elect from among its members the Chairman.

8.2.          The Chairman will preside at all General Meetings and all meetings of the Board of Directors.  In his absence, the General Meeting or, as the case may be, the Board of Directors will appoint another person as chairman pro tempore by vote of the majority in number present in person or by proxy at such meeting.

8.3.          The meetings of the Board of Directors are convened at any time by the Chairman or by any other two members of the Board of Directors.  The meetings are held at the place, the day and the hour specified in the convening notice.  The meetings are held, as a rule, in the city of Luxembourg.

8.4.          The meeting will be duly held without prior notice if all the directors are present or duly represented.

8.5.          The notice may be waived by the consent in writing whether or not by letter, telefax, telegram, telex or e-mail transmission of each director.  No separate notice is required for meetings held at times and places specified in a schedule previously adopted by a resolution of the Board of Directors.

8.6.          Any director may act at any meeting of the Board of Directors by appointing in writing whether or not by letter, telefax, telegram, telex or e-mail transmission another director as his proxy.

8.7.          Any director may participate in any meeting of the Board of Directors by conference call, video conference call or by other similar means of communication allowing such director to be identified and all the persons taking part in the meeting to hear and speak to one another.  The participation in a meeting by these means is equivalent to a participation in person at such meeting and the meeting held in such form is deemed to be held in Luxembourg.

8.8.          The Board of Directors can validly deliberate and act only if at least the majority of its members are present or represented.  The decisions of the Board of Directors will be recorded in minutes which will be signed by the Chairman or by any two other directors.

8.9.          All resolutions of the Board of Directors shall require the approval of the majority of the directors present or represented at the meeting of the Board of Directors in which the quorum requirements set forth in the present article are met.

8.10.        Resolutions signed by all directors shall be valid and binding in the same manner as if they were passed at a duly convened and held meeting.  The signatures of the directors may appear on a single document or on multiple copies of an identical resolution and may be evidenced by a letter, telefax, PDF copy, e-mail transmission or similar means.  A meeting held by way of such resolutions will be deemed to be held in Luxembourg.

8.11.        A director having a personal interest contrary to that of the Company in a matter submitted to the approval of the Board of Directors shall be obliged to inform the Board of Directors thereof and to have his declaration recorded in the minutes of the meeting.  He may not take part in the relevant proceeding of the Board of Directors.  At the next General Meeting, before votes are taken in any other matter, the shareholders shall be informed of those cases in which a director had a personal interest contrary to that of the Company.

8.12.        However in the case of a sole director, the conflict shall only be mentioned in a record of the operations between the director concerned and the Company.  The director may continue to take part in the relevant proceedings of the Board of Directors.

8.13.        If a quorum of the Board of Directors cannot be reached due to a conflict of interest, resolutions passed by the required majority of the other members of the Board of Directors present or represented at such meeting and voting will be deemed valid.

8.14.        No contract or other transaction between the Company and any other company, firm or other entity shall be affected or invalidated by the fact that any one or more of the directors or officers of the Company have a personal interest in, or are a director, associate, officer or employee of such other company, firm or other entity.  Any director who is director or officer or employee of any company, firm or other entity with which the Company shall contract or otherwise engage in business shall not, merely by reason of such affiliation with such other company, firm or other entity be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

Article 9. - Powers of the Board of Directors

9.1.          The Board of Directors is vested with the broadest powers to perform all acts of administration and disposition in the Company’s interest, in compliance with the corporate objects stated in article 4 above.

9.2.          All powers not expressly reserved by the Law or by the Articles to the General Meeting fall within the competence of the Board of Directors.

Article 10. - Delegation of Powers

10.1.        The Board of Directors may delegate part of its powers to one or more of its members.  It may further appoint proxies for specific transactions and revoke such appointments at any time.

10.2.        The Board of Directors may entrust the daily management of the Company’s business to one or more persons, whether directors or not.

Article 11. - Signing Authority

The Company shall be bound in all circumstances by the joint signatures of two directors (or by the sole signature of the sole director if the Company shall have one director only, pursuant to article 7.1), or by the sole signature of the managing director(s), or by the joint signatures or single signature of any persons to whom specific signing authority has been granted by the Board of Directors, but only within the limits of such power.

Article 12. - Representation in Proceedings

Any litigation involving the Company either as a plaintiff or as a defendant, will be handled in the name of the Company by the Board of Directors, represented by its Chairman or by a director delegated for such purpose by the Board of Directors.

Article 13. - Indemnification

13.1.        The Company may indemnify any director or officer and his heirs, executors and administrators, against expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company or, at his request, of any other corporation of which the Company is a shareholder or creditor and from which he is not entitled to be indemnified, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence or misconduct.

13.2.        In the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by counsel that the person to be indemnified did not commit such a breach of duty.  The foregoing right of indemnification shall not exclude other rights to which he may be entitled.

CHAPTER IV - SECRETARY

Article 14. - Secretary

14.1.        A secretary may be appointed by a resolution of the Board of Directors (the Secretary).

14.2.        The Secretary, who may or may not be a director, shall have the responsibility to act as clerk of the meetings of the Board of Directors and, to the extent practical, of the General Meetings, and to keep the records and the minutes of the Board of Directors and, to the extent practical, of the general meetings of shareholders in a book to be kept for that purpose, and he shall perform like duties for all committees of the Board of Directors (if any) when required.  He shall have the authority to delegate his powers to one or several persons provided he shall remain responsible for the tasks so delegated.

14.3.        The Secretary shall have the power and authority to issue on behalf of the Company (i) certificates of any kind including ad hoc certificates relating to specific items and resolutions adopted by the Board of Directors, and (ii) extracts of any kind including extracts of resolutions adopted by the Board of Directors.  Such certificates and extracts may be produced in court or, more generally, vis-à-vis any third parties and be used as official documents.

CHAPTER V - SUPERVISION

Article 15. - Audit

15.1.        The audit of the Company’s annual accounts shall be entrusted to one or several external auditors (réviseurs d’entreprises) appointed by the General Meeting which shall fix their number, remuneration, and term of office, such office not to exceed six (6) years.

15.2.        The external auditors may be re-elected and removed at any time.

CHAPTER VI - GENERAL MEETINGS OF SHAREHOLDERS

Article 16. - Annual General Meeting of Shareholders - Other General Meetings

16.1.        The annual General Meeting of the Company shall be held at the registered office of the Company, or at such other place in the municipality of its registered office as may be specified in the convening notices of the meeting, on the second Tuesday of March of each year at 4 p.m.

16.2.        If such day is a legal holiday, the annual General Meeting shall be held on the next following business day.

16.3.        If all the shareholders are present or represented at the General Meeting and if they state that they have been duly informed of the agenda of the General Meeting, the General Meeting may be held without prior convening notice.  Each Share gives the right to one vote.

16.4.        Other General Meetings may be held at such place and time as may be specified in the respective notices of meeting.

16.5.        Any shareholder may participate in any General Meeting by conference call, video conference call or by other similar means of communication allowing such shareholder to be identified and all the persons taking part in the General Meeting to hear and speak to one another.  The participation in a General Meeting by these means is equivalent to a participation in person at such meeting and the General Meeting held in such form is deemed to be held in Luxembourg.

16.6.        Any shareholder has the right to vote in writing by correspondence.  The vote so exercised must be communicated to and received by the Company latest at 11:59 p.m. Luxembourg time on the last business day immediately prior to the date of the General Meeting as set out in the convening notice.  The form of vote by correspondence sent by the shareholder must indicate:

(a)           the exact particulars of the shareholder exercising the right to vote in writing;

(b)           the exact reference to the General Meeting in respect of which the vote is exercised including the date and the place of the General Meeting and the statement that the convening notice has been considered prior to proceeding to the written vote;

(c)           in respect of each vote so exercised, the exact reference to the agenda item as communicated in the convening notice of the General Meeting; and

(d)           in combination with a clear voting statement on whether the proposed resolution is accepted or rejected, or whether the shareholder abstains from voting.

16.7.        All written votes that are not received by the Company within the time limit set out in article 16.6 or that do not indicate unmistakably acceptance, refusal or abstention shall be deemed null and void.

CHAPTER VII - ACCOUNTING YEAR - ANNUAL ACCOUNTS - DISTRIBUTION OF PROFITS

Article 17. - Accounting Year

The Company’s accounting year shall begin on 29 September of each year and shall terminate on 28 September of the following year.

Article 18. - Annual Accounts

18.1.        At the end of each accounting year, the Board of Directors will draw up the annual accounts of the Company in the form required by Luxembourg law.

18.2.        At the latest one month prior to the annual General Meeting, the Board of Directors will submit the Company’s balance sheet and profit and loss account together with its report and such other documents as may be required by Luxembourg law to the external auditor who will thereupon draw up his report.

18.3.        A fortnight before the annual General Meeting, the balance sheet, the profit and loss account, the Board of Directors’ report, the external auditor’s report and such other documents as may be required by Luxembourg law shall be deposited at the registered office of the Company where they will be available for inspection by the shareholders during regular business hours.

Article 19. - Distribution of Profits

19.1.        After deduction of any and all expenses and amortizations of the Company, the credit balance represents the net profits of the Company.  Of such net profit, five per cent (5%) shall be compulsorily appropriated for the legal reserve; such appropriation shall cease when the legal reserve amounts to ten per cent (10%) of the capital of the Company, but shall be resumed until the reserve is entirely reconstituted if, at any time and for whatever reason, the legal reserve has fallen below the required ten per cent of the capital of the Company (10%).

19.2.        The balance of the net profit shall be at the disposal of the General Meeting.

19.3.        Dividends, when payable, will be distributed in cash or in kind at the time and place fixed by the Board of Directors within the limits of the decision of the General Meeting.  The dividend entitlement will be determined in accordance with the provisions of article 5 hereof.

19.4.        Interim dividends in cash or in kind may be paid by the Board of Directors within the conditions provided for by the Law.

19.5.        The General Meeting may decide to assign profits and distributable reserves to the reimbursements of the capital without reducing the corporate capital.

CHAPTER VIII - DISSOLUTION - LIQUIDATION

Article 20. - Dissolution - Liquidation

20.1.        The Company may be dissolved by a resolution of the General Meeting deliberating in the manner required for amendments to the Articles.

20.2.        In the event of the dissolution of the Company, the General Meeting will determine the method of liquidation, appoint one or several liquidators and determine their powers and remuneration.

20.3.        The liquidation proceeds entitlement will be determined in accordance with the provisions of article 5 hereof.

CHAPTER IX - GENERAL PROVISION

Article 21.

All matters not governed by these Articles shall be determined in accordance with the Law.